Exhibit 10.1

SHARE PURCHASE AND MERGER AGREEMENT

by and among

Advance Technologies Inc.

SXAN Acquisition Corp.

and

American SXAN Biotech, Inc.

Dated as of May 24, 2007

SHARE PURCHASE AND MERGER AGREEMENT

Share Purchase and Merger Agreement (the “Agreement”) dated as of May 24, 2007 by and among Advance Technologies Inc., a corporation formed under the laws of the State of Nevada (“AVTX”), SXAN Acquisition Corp., a corporation newly formed under the laws of the State of Delaware and a wholly owned subsidiary of AVTX (the “Merger Sub”), American SXAN Biotech, Inc., a corporation formed under the laws of the State of Delaware (“SXAN”), the individual who is identified on the signature pages of this Agreement as the Investor (“Investor”), and Gary Ball and Wendy Ball (the “Principal Shareholders”). Each of AVTX, the Merger Sub, SXAN and each of the Investors or the Principal Shareholders is referred to herein individually as a “Party” and all are referred to collectively as the “Parties.”

PREAMBLE

WHEREAS, SXAN owns 100% of the registered capital of Tieli XiaoXingAnling Forest Frog Breeding Co., Ltd. (“TXFF”), a corporation organized under the laws of The People’s Republic of China;

WHEREAS, AVTX and SXAN have determined that a business combination between them is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, the Investor is affiliated with SXAN, and wishes to purchase certain common shares of AVTX (the “Purchased Shares,” as further defined herein) for cash (the “Share Purchase”);

WHEREAS, AVTX has proposed to acquire SXAN pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Agreement, SXAN shall become a wholly owned subsidiary of AVTX through the merger of SXAN with and into the Merger Sub (the “Merger”); and

WHEREAS, in the Merger, all issued and outstanding shares of capital stock of SXAN shall be cancelled and converted into the right to receive 100,000 Series B Convertible Shares of AVTX (the “Merger Shares”) which Shares, together with the Purchased Shares, shall represent 93.5 % of the voting power of AVTX after the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“DGCL” means Delaware General Corporation Law.

“Knowledge” means, in the case of AVTX or SXAN, a particular fact or other matter of which its Chief Executive Officer or the Chief Financial Officer is actually aware or which a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a reasonable review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Surviving Entity” shall mean SXAN as the surviving entity in the Merger as provided in Section 1.04.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE I

THE TRANSACTIONS

SECTION 1.01	THE SHARE PURCHASE

(a)       On the Closing Date (defined herein), the Share Purchase shall be consummated, in which the Investor shall purchase from AVTX an aggregate of fifty seven million, one hundred forty three thousand, three hundred and two (57,143,302) shares of the Common Stock of AVTX (“Purchased Shares”) for cash consideration of Three Hundred Twenty Five Thousand and 00/100 Dollars ($325,000.00).

(b)       The Parties intend that the issuance of the Purchased Shares to the Investors pursuant to the Share Purchase shall be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 1.02	THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as hereinafter defined), all SXAN Shares (as hereinafter defined) shall be cancelled and converted into the right to receive the Merger Shares. In connection therewith, the following terms shall apply:

(a)         Certificate of Designation. Prior to the Closing, AVTX shall file with the Secretary of State of the State of Nevada a Certificate of Designation of the Series B Convertible Preferred Shares (“Series B Preferred Shares”) in the form of Schedule 1.02 hereto.

(b)        Exchange Agent. Robert Brantl, Esq., counsel for SXAN, shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging SXAN Shares for the Merger Shares. At or prior to the Closing, AVTX shall deliver to the Exchange Agent the Merger Shares.

(c)	Conversion of Securities.

(i)          Conversion of SXAN Securities. At the Effective Time, by virtue of the Merger and without any action on the part of AVTX, SXAN or the Merger Sub, or the holders of any of their respective securities:

(A)          Each of the issued and outstanding shares of common stock of SXAN (the “SXAN Shares”) immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for, that number of Series B Preferred Shares of AVTX as shall be determined by dividing 100,000 by the number of then issued and outstanding SXAN Shares.

(B)          All SXAN Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.02(c)(i) upon the surrender of such certificate in accordance with Section 1.08, without interest. No fractional shares may be issued; but each fractional share that would result from the Merger will be rounded to the nearest number of whole shares.

(C)       The Merger Shares (I) together with the Purchased Shares acquired in the Share Purchase, shall represent 93.5%, on a fully diluted basis, of the voting power of all classes of issued and outstanding stock of AVTX at the Effective Time, after giving effect to the Merger, and (II) shall be convertible into 900,000,000 shares of the Common Stock of AVTX on a fully diluted basis at any time after the consummation of the spin-off transaction described in the Operating Subsidiary Agreement (as defined in Section 5.01 (d) hereof).

(ii)       Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SXAN, AVTX, the Merger Sub, or the holders of any of their respective securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly owned subsidiary of AVTX.

(d)       Exemption from Registration. The Parties intend that the issuance of the Merger Shares to the Investors shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

(e)       Agreement re Conversion Into AVTX Common Stock. Each recipient of Series B Preferred Shares of AVTX pursuant to the Merger hereby agrees not to convert such shares into Common Stock of AVTX until the authorized number of shares of AVTX Common Stock is increased.

SECTION 1.03	CLOSING

The closing of the Share Purchase and the Merger (the “Closing”) will take place at the offices of Robert Brantl, Esq. within one (1) business day following the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as AVTX and SXAN shall agree (the “Closing Date”), but in any event no later than June 30, 2007 unless extended by a written agreement of AVTX and SXAN.

SECTION 1.04	MERGER; EFFECTIVE TIME

At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and AVTX shall cause Merger Sub to, merge with and into SXAN in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and SXAN shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger, executed in accordance with the applicable provisions of the DGCL (the “Effective Time”). The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

SECTION 1.05	EFFECT OF THE MERGER

The Merger shall have the effect set forth in Title 8, Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of SXAN and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of SXAN and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

SECTION 1.06	CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

Pursuant to the Merger:

(a)         The Certificate of Incorporation and Bylaws of SXAN as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Entity immediately following the Merger.

(b)        The directors and officers of the SXAN immediately prior to the Merger shall be the directors and officers of the Surviving Entity subsequent to the Merger.

SECTION 1.07	RESTRICTIONS ON RESALE

(a)         Neither the Purchased Shares issued pursuant to the Share Purchase nor the Series B Preferred Shares issued pursuant to the Merger will be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) AVTX receives an opinion of counsel for the holders of the shares proposed to be transferred, reasonably satisfactory to counsel for AVTX, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Purchased Shares and the Merger Shares which are being issued hereunder shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR ADVANCE TECHNOLOGIES INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR ADVANCE TECHNOLOGIES, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.08	EXCHANGE OF CERTIFICATES

(a)         EXCHANGE OF CERTIFICATES. After the Effective Time, the holders of the SXAN Shares shall be required to surrender all their SXAN Shares to the Exchange Agent, and the holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Merger Shares into which the SXAN Shares theretofore represented by the stock certificates so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented SXAN Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such SXAN Shares have been so exchanged. No dividend payable to holders of Merger Shares of record as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented SXAN Shares, until such certificate or certificates representing all the relevant SXAN Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b)        FULL SATISFACTION OF RIGHTS. All Merger Shares for which the SXAN Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the SXAN Shares.

(c)         EXCHANGE OF CERTIFICATES. All certificates representing SXAN Shares converted into the right to receive Merger Shares pursuant to this Article I shall be furnished to AVTX subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

(d)        CLOSING OF TRANSFER BOOKS. On the Effective Date, the stock transfer book of SXAN shall be deemed to be closed and no transfer of SXAN Shares shall thereafter be recorded thereon.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF AVTX

AVTX, the Principal Shareholders and, where applicable, the Merger Sub hereby jointly and severally represent and warrant to SXAN and to the Investors, as of the date of this Agreement, as of the Closing Date and as of the Effective Time, as follows:

SECTION 2.01	ORGANIZATION, STANDING AND POWER

AVTX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

SECTION 2.02	SUBSIDIARIES

AVTX owns all of the outstanding capital stock of the Merger Sub and of Infrared Systems International, a Nevada corporation (“Operating Sub”). Other than its ownership of the Merger Sub and the Operating Sub, AVTX does not have an ownership interest in any Person. Merger Sub is a recently formed corporation and prior to the date hereof and through the Effective Date Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations. Operating Sub holds the license to certain technology licensed to it by AVTX as its only asset.

SECTION 2.03	CAPITALIZATION

(a)         There are 200,000,000 shares of capital stock of AVTX authorized, consisting of 100,000,000 shares of common stock, $0.001 par value per share (the “AVTX Common Shares”), and 100,000,000 shares of preferred stock, $0.001 par value per share (“AVTX Preferred Shares”). . As of the date of this Agreement, there are 39,527,897 AVTX Common Shares issued and outstanding. In addition, AVTX has issued and outstanding and 27,011,477 rights to acquire AVTX Common Shares which have been designated Series A Non-Voting Convertible Preferred Stock, $0.001 par value per share (“Series A Preferred Shares”).

(b)       No AVTX Common Shares or AVTX Preferred Shares have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of AVTX Common or Preferred Shares except as provided in this Agreement.

(c)       All outstanding AVTX Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law. The Series A Preferred Shares are not validly issued, due to the failure to file a certificate of designations with respect to that class of shares, but represent a contractual right to acquire AVTX Common Shares, and when that right is exercised, the AVTX Common Shares so issued will be validly issued, fully paid, non-assessable, not subject to pre-emptive rights. The Common Shares to be purchased by the Investors and the Series B Preferred Shares issuable to the SXAN shareholders pursuant to the Merger will, when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

SECTION 2.04	AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of this Agreement by each of AVTX and Merger Sub has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of each of AVTX and the Merger Sub, enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by AVTX and Merger Sub will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, AVTX's Articles of Incorporation, Merger Sub’s Certificate of Incorporation, or either of their Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which AVTX is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to AVTX or Merger Sub.

SECTION 2.05	FINANCIAL CONDITION

Except as set forth on Schedule 2.05 hereto, the Annual Report on Form 10-KSB filed by AVTX for the year ended September 30, 2006 and the Quarterly Report on Form 10-QSB filed by AVTX for the period ended March 31, 2007 (the “SEC Filings”) are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect. The financial statements included in the SEC Filings (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles and fairly reflect the financial condition of AVTX as of the dates stated and the results of its operations for the periods presented.

SECTION 2.06	ABSENCE OF CERTAIN CHANGES OR EVENTS

Since March 31, 2007, except as reported in the Quarterly Report filed by AVTX with the Securities and Exchange Commission (“SEC”) on Form 10-QSB for the period ending on that date, and except as contemplated by this Agreement:

(a)         there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of AVTX;

(b)        AVTX has not (i) amended its Articles of Incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction; or (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c)         AVTX has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent AVTX balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; or (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party.

SECTION 2.07	GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with AVTX, the Operating Sub or Merger Sub, is required by or with respect to AVTX, the Operating Sub or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the Nevada Revised Statues or the DGCL.

SECTION 2.08	LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of AVTX, threatened against or affecting, AVTX or the Merger Sub or the Operating Sub or any of their respective assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.09	INTERESTED PARTY TRANSACTIONS

Except as disclosed in the SEC Filings, AVTX is not indebted to any officer or director of AVTX, and no such person is indebted to AVTX.

SECTION 2.10	COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of AVTX, the business of each of AVTX, the Operating Sub and the Merger Sub has not been, and is not being, conducted in violation of any Applicable Law.

SECTION 2.11	TAX RETURNS AND PAYMENT

AVTX has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due. Except as disclosed in Financial Statements filed by AVTX with the SEC, there is no material claim for Taxes that is a Lien against the property of AVTX other than Liens for Taxes not yet due and payable, none of which is material. AVTX has not received written notification of any audit of any Tax Return of AVTX being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on AVTX, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by AVTX which is currently in effect, and AVTX is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced AVTX Financial Statements.

SECTION 2.12	SECURITY LISTING

AVTX is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all AVTX public filings required under the Exchange Act have been made. The common stock of AVTX is listed for quotation on the OTC Bulletin Board. To the Knowledge of AVTX, AVTX has not been threatened or is not subject to removal of its common stock from the OTC Bulletin Board.

SECTION 2.13	FINDERS’ FEES

AVTX has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except that AVTX will owe $25,000 to Jeffrey Hausig for services rendered in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SXAN

SXAN hereby represents and warrants to AVTX and to Merger Sub, as of the date of this Agreement and as of the Effective Time (except as otherwise indicated), as follows:

SECTION 3.01	ORGANIZATION, STANDING AND POWER

SXAN is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. SXAN is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

SECTION 3.02	CAPITALIZATION

There are 100,000,000 shares of SXAN capital stock authorized, consisting of 100,000,000 shares of common stock with $0.00001par value (the “SXAN Common Shares”). As of the date of this Agreement, there were 10,000 issued and outstanding SXAN Common Shares. No SXAN Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of SXAN Common Shares. No Person is entitled to any rights with respect to the conversion, exchange or delivery of the SXAN Common Shares. The SXAN Common Shares have been issued in compliance with Applicable Law.

SECTION 3.03	AUTHORITY FOR AGREEMENT

The execution, delivery and performance of this Agreement by SXAN has been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of SXAN and each of the Investors, enforceable against SXAN and each Investor in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by SXAN and each of the Investors will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, SXAN’s Certificate of Incorporation or Bylaws, in each case as amended, or, to the Knowledge of SXAN, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which SXAN or any Investor is a party or by which it or any of them or any of its or their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to SXAN or any Investor.

SECTION 3.04	GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with SXAN or any Investor, is required by or with respect to SXAN or any of the Investors in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the DGCL.

SECTION 3.05	BUSINESS OPERATIONS AND LIABILITIES - SXAN.

SXAN has conducted no business operations other than the acquisition of ownership of the capital stock of TXFF. SXAN has no liabilities other than liabilities incurred in the ordinary course that will not exceed $10,000 on the Closing Date.

SECTION 3.06.	ORGANIZATION AND STANDING – TXFF.

TXFF is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China. TXFF has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

SECTION 3.07	OWNERSHIP OF TXFF SHARES.

SXAN is the owner of one hundred percent (100%) the registered capital stock of TXFF, free and clear of all Liens, encumbrances, and restrictions whatsoever. No Person has any right to acquire capital stock of TXFF, whether by tender of consideration or otherwise.

SECTION 3.08.	CORPORATE RECORDS.

All of the books and records of each of SXAN and TXFF including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation. All reports, returns and statements currently required to be filed by either SXAN or TXFF with any government agency with respect to the business and operations of SXAN or TXFF have been filed or valid extensions have been obtained in accordance with normal procedures and all governmental reporting requirements have been complied with.

SECTION 3.09	FINANCIAL STATEMENTS – TXFF

The financial statements of TXFF for the years ended June 30, 2006 and 2005 previously delivered to AVTX have been prepared in accordance with accounting principles generally accepted in the United States and fairly present the financial condition of TXFF at the date presented and the results of operations of TXFF for those two years.

SECTION 3.10	TAXES.

Each of SXAN and TXFF has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of SXAN or TXFF other than Liens for Taxes not yet due and payable. All Taxes due and owing by either SXAN or TXFF have been paid. Neither SXAN or TXFF is the beneficiary of any extension of time within which to file any tax return.

SECTION 3.11	PENDING ACTIONS.

There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting SXAN, TXFF, or against TXFF’s Officers or Directors that arose out of their operation of TXFF. Neither SXAN, TXFF, nor any of TXFF’s Officers or Directors are subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of TXFF or SXAN.

SECTION 3.12	INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.

To the knowledge of SXAN, TXFF has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business. TXFF has not received any written notice that the rights of any other person are violated by the use by TXFF of the intellectual property. None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of any of the SXAN Shareholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

SECTION 3.13.	COMPLIANCE WITH LAWS.

TXFF's operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. TXFF Is not in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction. TXFF holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, "Permits") necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

SECTION 3.14	FINDERS’ FEES

Neither SXAN nor TXFF has incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01	COVENANTS OF SXAN

SXAN covenants and agrees that, during the period from the date of this Agreement until the Closing Date, SXAN shall, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of AVTX:

(a)	shall not amend its Certificate of Incorporation or Bylaws;

(b)

shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)	shall not sell, transfer, or otherwise dispose of any material assets required for the operations of SXAN’s business, except in the ordinary course of business consistent with past practices;

(e)	shall not declare or pay any dividends on or make any distribution of any kind with respect to the SXAN Shares; and

(f)

shall use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to SXAN’s business, operations or assets where such violation would have a Material Adverse Effect on SXAN.

SECTION 4.02	COVENANTS OF AVTX

AVTX covenants and agrees that, during the period from the date of this Agreement until the Closing Date, AVTX shall not, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of SXAN:

(a)	shall not amend its Articles of Incorporation or Bylaws, except to create the Series B Preferred Shares, as provided in Section 1.02 (a);

(b)	shall not pay or agree to pay to any employee, officer or director compensation of any kind or amount;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)

shall not create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, Lien or other encumbrance on any of its material assets;

(e)	shall not make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(f)	shall not declare or pay any dividends on or make any distribution of any kind with respect to AVTX;

(g)	shall not issue any additional shares of AVTX capital stock or take any action affecting the capitalization of AVTX or the AVTX Common or Preferred Shares; and

(h)	shall not grant any severance or termination pay to any director, officer or any other employees of AVTX.

SECTION 4.03	COVENANTS OF THE PARTIES

(a)         Tax-free Reorganization. The Parties intend that the Merger qualify as a Tax-free “reorganization” under Sections 368(a) of the Code, as amended, and the Parties will take the position for all purposes that the Merger shall qualify as a reorganization under such Section. In addition, the Parties covenant and agree that they will not engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a Tax-free “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Agreement.;

(b)        Announcement. Neither SXAN, on the one hand, nor AVTX on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Upon execution of this Agreement, AVTX shall issue a press release, which shall be approved by SXAN, and file a Current Report on Form 8-K reporting the execution of the Agreement.

(c)         Notification of Certain Matters. SXAN shall give prompt written notice to AVTX, and AVTX shall give prompt written notice to SXAN, of:

(i)          The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii)         Any material failure of SXAN or any of the Investors on the one hand, or AVTX, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d)        Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Share Purchase and the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i)          The preparation and filing of all forms, registrations and notices required to be filed to consummate the Share Purchase and the Merger, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

(ii)	The satisfaction of the Party's conditions precedent to Closing.

(e)	Access to Information

(i)          Inspection by SXAN. AVTX will make available for inspection by SXAN, during normal business hours and in a manner so as not to interfere with normal business operations, all of AVTX’s and the Operating Sub’s records (including tax records), books of account, premises, contracts and all other documents in AVTX’s or the Operating Sub’s possession or control that are reasonably requested by SXAN to inspect and examine the business and affairs of AVTX and the Operating Sub. AVTX will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of SXAN concerning the business and affairs of AVTX and the Operating Sub. SXAN will treat and hold as confidential any information it receives from AVTX in the course of the reviews contemplated by this Section 4.03(e). No examination by SXAN will, however, constitute a waiver or relinquishment by SXAN of its rights to rely on AVTX’s covenants, representations and warranties made herein or pursuant hereto.

(ii)         Inspection by AVTX. SXAN will, if requested, make available for inspection by AVTX, during normal business hours and in a manner so as not to interfere with normal business operations, all of SXAN’s and TXFF’s records (including tax records), books of account, premises, contracts and all other documents in SXAN’s possession or control that are reasonably requested by AVTX to inspect and examine the business and affairs of SXAN or TXFF. SXAN will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of AVTX concerning the business and affairs of SXAN and TXFF. AVTX will treat and hold as confidential any information it receives from SXAN in the course of the reviews contemplated by this Section 4.03(e). No examination by AVTX will, however, constitute a waiver or relinquishment by AVTX of its rights to rely on SXAN’s covenants, representations and warranties made herein or pursuant hereto.

(f)         Protection against Dilution. AVTX and SXAN jointly, for the benefit of the Principal Shareholders, covenant that at no time prior to the first anniversary of the Closing will AVTX issue any equity securities without the written consent of Gary Ball, unless the securities are issued in consideration of a payment of cash to AVTX in an amount determined by the Board of Directors to be the fair value of the securities.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01	CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both AVTX and SXAN:

(a)         Consents, Approvals. The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)        Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of SXAN in accordance with the applicable provisions of the DGCL and its bylaws.

(c)         Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d)        Operating Subsidiary Agreement. AVTX shall have entered into an agreement (the “Operating Subsidiary Agreement,” in the form attached hereto as Schedule 5.01 (d)) with the Operating Sub and the individuals identified as “Managers” in the Operating Subsidiary Agreement regarding (i) the transfer to the Operating Sub of all of the assets and liabilities of AVTX, (ii) the management and operation of the Operating Sub following the Closing, (iii) the indemnification by the Operating Sub and by the AVTX Principal Shareholders of AVTX and SXAN (and their respective officers, directors and shareholders) from and against all liabilities of the Operating Sub existing on the Closing Date or arising thereafter, and (iv) the spinning off of the stock of the Operating Sub to the holders of AVTX common stock and AVTX Series A Preferred Stock when the registration statement with respect to the common stock of the Operating Sub has become effective.

SECTION 5.02	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AVTX

The obligations of AVTX on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by AVTX:

(a)         Consents and Approvals. SXAN shall have obtained all material consents, including any material consents and waivers by SXAN's lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)         Representations and Warranties. The representations and warranties by SXAN in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)         Performance. SXAN shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d)        Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to AVTX and its counsel, and AVTX and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)         Certificate of Good Standing. SXAN shall have delivered to AVTX a certificate as to the good standing of SXAN certified by the Secretary of State of the State of Delaware on or within fourteen (14) business days prior to the Closing Date.

(f)         Material Changes. Except as contemplated by this Agreement, since the date hereof, SXAN shall not have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which SXAN is a party which is reasonably likely to have a Material Adverse Effect on SXAN.

(g)         Due Diligence. AVTX shall have completed to its own satisfaction due diligence in relation to SXAN, except that this shall cease to be a condition precedent unless on or prior to May 21, 2007 AVTX shall have delivered a written notice stating that it is not satisfied with the results of its due diligence.

(h)        SEC Filing. No less than one week prior to the Closing, SXAN shall have delivered to AVTX the financial statements, report of SXAN’s independent registered public accountant, and other information required for inclusion in the Current Report that AVTX will file with the SEC within four business days after the Closing.

(i)         Surrender of Operating Subsidiary Dividend. The Investors shall have executed the Agreement re Operating Subsidiary Dividend in the form of Schedule 5.02 (i) hereto for the purpose of stating their promise to surrender for cancellation all shares of stock of the Operating Sub which they receive as holders of AVTX common stock as a result of the spin off transaction referenced in Section 5.01 (d).

SECTION 5.03	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SXAN

The obligations of SXAN and the Investors on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by SXAN and the Investors:

(a)       Consents and Approvals. AVTX, the Operating Sub and the Merger Sub shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)       Representations and Warranties. The representations and warranties by AVTX and Merger Sub in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)       Performance. Each of AVTX and Merger Sub shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

(d)       Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to SXAN and its counsel, and SXAN and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)       Certificates of Good Standing. AVTX shall have delivered to SXAN a certificate as to its and the Operating Sub’s good standing in the State of Nevada, and the Merger Sub shall have delivered to SXAN a certificate as to its good standing in the State of Delaware, in each case certified by the Secretary of State not more than fourteen (14) business days prior to the Closing Date.

(f)        Material Changes. Except as contemplated by this Agreement, since the date hereof, neither AVTX, the Operating Sub nor the Merger Sub shall have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which AVTX, the Operating Sub or the Merger Sub is a party which is reasonably likely to have a Material Adverse Effect on AVTX, the Operating Sub or the Merger Sub.

(g)       Due Diligence.  SXAN shall have completed to its own satisfaction due diligence in relation to AVTX, except that this shall cease to be a condition precedent unless on or prior to May 21, 2007 SXAN shall have delivered a written notice stating that it is not satisfied with the results of its due diligence;

(h)       Status of AVTX. As at the Effective Time of the Merger, AVTX (i) shall be a fully compliant reporting public company under the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act, (ii) shall not have been threatened or subject to delisting from the OTC Bulletin Board, and (iii) shall have outstanding 39,527,897 AVTX Common Shares (excluding the Purchased Shares) and 27,011,477 Series A Preferred Shares; and there shall be no other AVTX Preferred Shares outstanding nor, except as provided hereunder, any options, warrants or rights to acquire capital stock of AVTX whether for additional consideration or on conversion.

(i)        Certificate of Designation. The Board of Directors of AVTX shall have filed in the Office of the Secretary of State of the State of Nevada a Certificate of Designation of the Series B Preferred Shares in the form of Schedule 1.02 hereto.

(j)        AVTX Board of Directors. At the Effective Time of the Merger or in accordance with applicable law, all of the officers and members of the board of directors of AVTX shall tender their resignations as officers and directors of AVTX, and the vacancies created on the AVTX board of directors shall be filled by persons designated by the Board of Directors of SXAN.

(l)         Information Statement. No less than ten days prior to the Closing, AVTX shall have filed with the SEC and mailed to its shareholders of record an information statement containing the information required by SEC Rule 14f-1, which shall be provided by SXAN and shall be reasonably acceptable in form and substance to AVTX.

(m)       Agreement re: Series A Preferred Shares. The Principal Shareholders shall have executed an Agreement re: Series A Preferred Shares, in the form of Schedule 5.03 (m) attached hereto, stating their promises (A) not to convert any of the AVTX Series A Preferred Shares until the registration statement referenced in Section 5.01 (d) with respect to the Operating Sub common stock becomes effective; and (B) to execute and deliver to the Investors at the Closing an irrevocable voting proxy, to be dated on the date of conversion and to be effective for a period of one-year thereafter, with respect to the shares of AVTX common stock issued to the Principal Shareholders upon conversion of their Series A Preferred Shares.

ARTICLE VI

TERMINATION

SECTION 6.01	TERMINATION

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(a)	The mutual written consent of the Boards of Directors of AVTX and SXAN;

(b)        Either AVTX, on the one hand, or SXAN, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Share Purchase or the Merger or the issuance of the Series B Preferred Shares as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c)         AVTX, if SXAN or any of the Investors shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by AVTX to SXAN, or by AVTX, if it is not satisfied with the results of its due diligence investigation and it so notifies SXAN on or before May 21, 2007;

(d)        SXAN, if AVTX shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by SXAN to AVTX, or by SXAN if it is not satisfied with the results of its due diligence investigation and it so notifies AVTX on or before May 21, 2007; or

(e)         Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by June 30, 2007, unless extended by written agreement of AVTX and SXAN.

SECTION 6.02	EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of AVTX, SXAN or the Investors, provided, however, that (a) the provisions of Article VII hereof shall survive the termination of this Agreement; (b) nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement; and (c) termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII

CONFIDENTIALITY

SECTION 7.01	CONFIDENTIALITY

AVTX and the AVTX Principal Shareholders, on the one hand, and SXAN and the Investors, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(e) hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01	INDEMNIFICATION BY AVTX

AVTX and the AVTX Principal Shareholders agree, jointly and severally, to indemnify, defend and hold harmless each of SXAN, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of SXAN, any subsidiary or affiliate thereof or an employee of SXAN, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “SXAN Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by AVTX, or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or grossly negligent act, omission or conduct of any officer, director or agent of AVTX or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any SXAN Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify AVTX in writing, but the failure to so notify shall not relieve AVTX from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice AVTX.

SECTION 8.02	INDEMNIFICATION BY SXAN

SXAN shall indemnify, defend and hold harmless each of AVTX, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of AVTX, any subsidiary or affiliate thereof or an employee of AVTX, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “AVTX Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by SXAN, any Investor or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or negligent act, omission or conduct of any officer, director or agent of SXAN or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any AVTX Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify SXAN in writing, but the failure to so notify shall not relieve SXAN from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice SXAN.

SECTION 8.03	INDEMNIFICATION OF EXCHANGE AGENT

AVTX, SXAN, the Operating Sub and Merger Sub (for the purposes of this Section 8.03, the “Indemnitors”) agree to indemnify the Exchange Agent and his employees and agents (collectively, the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees, or any of them, may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees, or any one of them, arising out of or relating in any way to the Exchange Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of any of the Indemnitees.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	EXPENSES

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 9.02	APPLICABLE LAW

Except to the extent that the law of the State of Delaware is mandatorily applicable to the Merger (which shall be governed by the DGCL), this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION 9.03	NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)         If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(b)        If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to SXAN and/or the Investors, to:

Dr. Huakang Zhou
American SXAN Biotech, Inc.
18 Kimberly Court
East Hanover, NJ 07936
Telephone: 973-462-8777
Facsimile:	973-966-8870

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY 10533

Telephone: 914-693-3026

Facsimile:	914-693-1807

If to AVTX and/or the AVTX Principal Shareholders, to:

Gary Ball
Infrared Systems International, Inc.
15 North Longspur Drive
Woodlands, TX 77380

Telephone: 281-419-1955

Facsimile:

with a copy to (which shall not constitute notice):

Edward T. Swanson, Esq.

1135 17th Street #E

Santa Monica, CA 90403

Telephone: 310-315-2828

Facsimile: 310-828-6138

Each Party may change its address by written notice in accordance with this Section.

SECTION 9.04	ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter including the Letter of Intent made by SXAN and AVTX dated April 20, 2007.

SECTION 9.05	ASSIGNMENT

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that in no event may the right to indemnification provided by Article VIII hereto be assigned by any of the Parties, with or without consent, except by operation of law. Subject to the immediately foregoing sentence of this Section 9.05, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs and representatives.

SECTION 9.06	COUNTERPARTS; FACSIMILE EXECUTION

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement. Execution and delivery of this Agreement by facsimile shall be deemed to be equivalent to the execution and delivery of an original.

SECTION 9.07	NO THIRD PARTY BENEFICIARIES

Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 9.08	RULES OF CONSTRUCTION

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

ADVANCE TECHNOLOGIES, INC.

By:	/s/ Gary Ball
Name:	Gary Ball
Title:	President

SXAN ACQUISITION CORP.

By:	/s/ Gary Ball
Name:	Gary Ball
Title:	President

AMERICAN SXAN BIOTECH, INC.

By:	/s/ Huakang Zhou
Name:	Huakang Zhou
Title:	President and Chief Executive Officer

INVESTOR	PRINCIPAL SHAREHOLDERS

/s/ Huakang Zhou	/s/ Gary Ball
HUAKANG ZHOU	GARY BALL

/s/ Wendy Ball
WENDY BALL

SCHEDULES:

Schedule 1.02	Certificate of Designation of Series B Preferred Shares
Schedule 2.05	Certain Exceptions to Section 2.05
Schedule 5.01 (d)	Operating Subsidiary Agreement
Schedule 5.02 (i)	Agreement re Operating Subsidiary Dividend
Schedule 5.03 (m)	Agreement re Series A Preferred Shares

SCHEDULE 1.02

CERTIFICATE OF DESIGNATION

SERIES B CONVERTIBLE PREFERRED STOCK

($.001 Par Value)

of

ADVANCE TECHNOLOGIES, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

________________________________________

Advance Technologies, Inc., a corporation organized and existing under the law of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, DOES HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended (“Articles of Incorporation”), the Board of Directors of the Corporation by resolution adopted by written consent in lieu of meeting dated July 10, 2007, adopted the following resolution creating a series of 100,000 shares of Preferred Stock, $.001 par value per share, designated as Series B Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock” and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

Section 2. Dividends and Distributions.

(A) Ordinary Cash Dividends. In the event the Corporation declares a dividend payable in cash to holders of any class of stock, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's common stock (“Common Stock”) into which that holder's Series B Convertible Preferred Stock could be converted on the record date for the dividend (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend (defined herein) had yet been paid).

(B) Ordinary Stock Dividends. In the event the Corporation declares an ordinary dividend payable in stock to holders of any class of stock, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of Common Stock into which that holder's Series B Convertible Preferred Stock could be converted on the record date for the dividend (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend (defined herein) had yet been paid); provided, however, notwithstanding the foregoing, in the event the Corporation declares a dividend payable in the common stock of Infrared Systems International, such dividend (the “Subsidiary Stock Dividend”) shall be payable only to the holders of Common Stock of the Corporation, and no holder of any other class of stock of the Corporation, including the holders of the

Series B Convertible Preferred Stock, shall be entitled to participate in the Subsidiary Stock Dividend.

(C) Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series B Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of Common Stock, the sum of One Cent ($.01) per share, after which the holders of Series B Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series B Convertible Preferred Stock shall be deemed to have been converted into the number of shares of Common Stock into which that holder’s Series B Convertible Preferred Stock could be converted on the record date for the distribution (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend had yet been paid).

Section 3. No Voting Rights. The Series B Convertible Preferred Stock shall be non-voting.

Section 4. Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5. Redemption. At any time after the later of (a) December 31, 2007 or (b) the record date for the Subsidiary Stock Dividend, the Corporation shall be entitled to redeem the shares of Series B Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 15 days nor more than 60 days prior to the redemption date. Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series B Convertible Preferred Stock are to be surrendered. Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share. Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

1

Section 8. Conversion. The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

(A) Conversion. Subject to and in compliance with the provisions of this Section 8, any shares of Series B Convertible Preferred Stock may at any time after the declaration and payment of the Subsidiary Stock Dividend, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”). The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series B Convertible Preferred Stock being converted by nine thousand (9000) (“Adjustment Number”).

(B) Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(C) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series B Convertible Preferred Stock shall at the same time be modified such that, upon Conversion of a share of Series B Convertible Preferred Stock, the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(D) Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

(E) Mechanics of the Conversion. Upon a Conversion, the holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Convertible Preferred Stock to be converted. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(F) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation shall, at the request of

2

any holder of Series B Convertible Preferred Stock, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 10th day of July, 2007.

ADVANCE TECHNOLOGIES, INC.

/s/ Gary Ball

Gary Ball

President

3

Exhibit A

NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES B CONVERTIBLE PREFERRED STOCK dated July 10, 2007 (the "Certificate of Designation"), of ADVANCE TECHNOLOGIES, INC., a Nevada corporation (the "Corporation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”) indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:_________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________

Address:__________________________________

__________________________________

Facsimile Number:__________________________________

Authorization:__________________________________

By: ___________________________

Title: ___________________________

4

                 SCHEDULE 2.05

Certain Exceptions to Section 2.05

AVTX’s SEC Filings have not set forth the information contained in the second sentence of Section 2.03 of the Agreement.

                SCHEDULE 5.01(d)

ASSIGNMENT AND ASSUMPTION

and

MANAGEMENT AGREEMENT

This Assignment and Assumption and Management Agreement (this “Agreement”) is made and entered into on May 24, 2007, by and among the following parties (each, a “Party” and collectively, the “Parties”): Advance Technologies, Inc., a Nevada corporation (the “Company”), Infrared Systems International, Inc., a Nevada corporation (the “Subsidiary”) and Gary Ball (the “Manager”).

WHEREAS, the Company is engaged in the business of developing infrared imaging systems for commercial market applications, as further described below (the “Business”); and

WHEREAS, the Company operates the Business on leased premises located at 15 N. Longspur Drive, The Woodlands, Texas (the “Premises”); and

WHEREAS, the Company has caused the Subsidiary to be formed and organized as the Company’s wholly owned subsidiary; and

WHEREAS, the Company desires to transfer all of the assets of the Business to the Subsidiary and to cause the Subsidiary to assume all liabilities and obligations of the Business accrued as of the time of Closing, as more fully described herein; and

WHEREAS, on the date of and immediately following the closing of the transactions contemplated by this Agreement, the Company intends to consummate the closing of a share purchase and merger pursuant to the terms of a Share Purchase and Merger Agreement dated May 24, 2007 (the “Merger Agreement”) by and among the Company, American SXAN Biotech, Inc. and others; and

WHEREAS, as a condition to consummation of the merger pursuant to the Merger Agreement, the Manager, who is the sole officer of the Company, must resign from his position in management of the Company; and

WHEREAS, the Subsidiary wishes to engage the Manager, and the Manager wishes to be engaged, to manage and operate the business of the Subsidiary, effective at the Time of Closing (defined herein) and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

•: TRANSFER AND ASSIGNMENT OF ASSETS

The business of the Company is to develop infrared imaging systems for commercial market applications, including medical, security, and transportation applications. The assets and operations within the scope of the “Business” include the following: (1) the Company has licensing agreements with Kollsman Inc. for enhanced vision systems and with Recreational Vehicle Systems for recreational vehicle systems; and (2) the Company is currently negotiating an agreement with United Integrated Services for the sale of cameras for medical use; and (3) the Company has obtained a patent for “Infrared Security System” and has licensed the patent and associated intellectual property to the Subsidiary.

On the terms and subject to the conditions herein expressed, the Company hereby sells, conveys, transfers, assigns, sets over and delivers to Subsidiary at the Time of Closing (as defined in Section 4.1), and Subsidiary assumes and accepts, all of the assets, rights and interests, tangible and intangible, of every kind, nature and description, then owned, possessed or operated by Company and used in the operation of the Business, wheresoever situate (collectively, the “Assets”), including without limitation the following:

•          Machinery and Equipment. All machinery, equipment, computers and computer hardware, office furniture and fixtures, and other fixed or tangible assets;

•          Inventories. All inventories, including without limitation merchandise, materials, component parts, production and office supplies, stationery and other imprinted material, promotional materials, and business records;

•          Licenses and Permits. All licenses, permits and authorizations used by the Company to own and operate all of the Assets , to conduct the Business and to occupy the Premises for the purpose of conducting the Business thereon;

•          Intangible Property. All intangible assets of Company which are transferable including, but not limited to, customer and supplier lists, privileges, permits, licenses, software and software licenses, certificates, commitments, goodwill, registered and unregistered patents, trademarks, service marks and trade names, and applications for registration thereof and the goodwill associated therewith, including without limitation the exclusive right to use the name “Infrared Security System” or derivations thereof in the Business and all right, title and interest in the patent for Infrared Security System, the right to receive mail related to the Business and the Assets which is addressed to the Company, and the right to telephone numbers used at the Premises in the Business;

•          Cash and Accounts Receivable. All accounts receivable, deposit accounts, cash and cash equivalents and securities owned by the Company including, without limitation, the cash proceeds of the Share Purchase received by the Company pursuant to the Merger Agreement;

•          Contract Rights. All rights and benefits of or in favor of Company resulting or arising from any contracts, purchase orders, sales orders, forward commitments for goods or services, leases (including security deposits held by the landlord pursuant to the lease of the Premises), franchise or license agreements, beneficial interests in covenants not to compete or confidentiality covenants, the rights of Company related to any other agreements whatsoever which arise out of the operation of the Business; and

•          Claims. Claims made in lawsuits and other proceedings filed by the Company, judgments and settlements in the Company’s favor, rights to refunds, including rights to and claims for federal and state income and franchise tax refunds and refunds of other taxes paid based upon or measured by the income of the Business prior to the Closing, and insurance policies and rights accrued thereunder.

•: ASSUMPTION OF LIABILITIES

•          Scope of Liabilities Assumed. The Subsidiary shall assume, pay, perform or discharge the following:

a.	any and all debts, liabilities or obligations of any nature of the Company or the Operating Subsidiary, whether contingent or fixed and whether known or unknown, which have accrued at

1

the Time of Closing including, without limitation, (1) the Company’s obligations to the Manager described in the financial statements contained in the Company’s quarterly report filed with the Securities and Exchange Commission for the period ending March 31, 2007, which refer to loans having a principal balance (as of the date of said financial statements) of $78,950 and a lease of office space and (2) the Company’s obligation to pay a finder fee of $25,000 to Jeffrey Hausig upon closing of the Merger Agreement;.

b.

any and all debts, liabilities or obligations of any nature of the Subsidiary, whether contingent or fixed and whether known or unknown, arising from the ownership or operation of the Assets or the Business or the occupation of the Premises either before or after the Time of Closing.

The Operating Subsidiary shall promptly provide for payment, performance and discharge of the same in accordance with their terms.

•: COLLECTION OF ACCOUNTS RECEIVABLE

•          Right to Collect. Following the closing, Subsidiary shall have the right to collect the accounts receivables of the Company and to settle, compromise, sue for collection, or take any action whatsoever with respect to the receivables. Company shall cooperate with Subsidiary in notifying customers as to any payment instructions or change of address that Subsidiary may wish to communicate to the customers. In the event Company receives payment of any receivable transferred to the Subsidiary, it shall promptly endorse such payment and deliver it over to the Subsidiary.

•: THE CLOSING

•          The Closing. The closing of the transactions contemplated in this Agreement (“Closing”) shall take place simultaneously with the closing of the transactions contemplated under the Merger Agreement. The effective time of closing is referred to herein as the “Time of Closing.”

•          Deliveries by Company. At Closing, Company shall deliver to Subsidiary, in addition to all other items specified elsewhere in this Agreement, the following:

•          Such instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization as will be required or as may be desirable to vest in Subsidiary, its successors and assigns, all right, title and interest in and to the Assets, subject to any and all mortgages, pledges, liens, encumbrances, equities, charges, conditional sale or other title retention agreements, assessments, covenants, restrictions, reservations, commitments, obligations, or other burdens or encumbrances of any nature whatsoever that exist at the Time of Closing;

•          All of the files, documents, papers, agreements, books of account and records pertaining to the Assets and the Business;

•	Actual possession and operating control of the Assets; and

•          To the extent required, the consents of third parties to the assignment and transfer of any of the Assets.

•          Deliveries by Subsidiary. At Closing, the Subsidiary shall deliver to the Company any instruments, in addition to this Agreement, as the Company deems necessary or desirable fully to secure the

2

assumption by the Subsidiary, its successors and assigns, of all liabilities and obligations of the Company, as described Section 2.1 hereof.

•: COVENANTS ON AND SUBSEQUENT TO THE CLOSING DATE

On and after the Closing Date, Subsidiary and Company (as the case may be) covenant as follows:

•          Pay Creditors. Following the Closing, Subsidiary shall pay all payables and other obligations of Company assumed hereunder by the Subsidiary, as such obligations become due in the ordinary course of business.

•          Lawsuits. Without limiting the generality of Section 2.01, following the Closing, the Subsidiary shall continue the defense of any and all lawsuits or other claims filed or threatened against the Company prior to the Closing.

•          Insurance Policies. Subsidiary shall name the Company as an additional insured on all insurance policies transferred by the Company or any other insurance policies covering the period prior to the Time of Closing, and Subsidiary shall provide proof of such coverage to the Company upon request.

•          Right to Inspect Records. The Subsidiary shall permit the Company and its agents to have reasonable access to the books and accounts of the Subsidiary (at the expense of the Company) for the purpose of filing tax returns, preparing filings required by the Securities and Exchange Commission, and all other legitimate purposes.

•          Execution of Further Documents. Upon the request of either party, the other party shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, assumptions, undertakings, transfers, conveyances, title certificates, powers of attorney and assurances as may be required , in the case of Subsidiary, to convey and transfer to, and vest in, Subsidiary all of Company’s right, title and interest in the Assets, and in the case of the Company, to secure the assumption by Subsidiary of the Company’s obligations and liabilities arising as of the Time of Closing.

•:          MANAGEMENT AND OPERATION OF SUBSIDIARY

•          Titles. The Subsidiary hereby engages the Manager to manage and operate its business. The Board of Directors of the Subsidiary shall consist of the following individuals: Gary Ball, James Watson and Gary Bane. The Manager shall serve as the sole officer of the Subsidiary and shall have the titles of President and Secretary.

•          Duties. The Manager agrees that he will manage and operate the business of the Subsidiary to the best of his abilities and will devote such time and effort as necessary to fulfill his duties under this Agreement.

•          Management of Subsidiary. The Company agrees that the Manager will have exclusive authority over the operations of the Operating Subsidiary, except that the Company shall be entitled to intervene in the event that a breach of the covenants in this Agreement or any conduct by the Manager in the course of operating the Subsidiary threatens the Company with material harm or material liability of any kind. (In any such event, the Company shall be entitled to remove the directors and officers of the Subsidiary

3

and to elect a new Board of Directors.) The Manager shall maintain such books and records of the operations of the Subsidiary as are required by the Rules of the SEC, and shall prepare quarterly and annual financial statements promptly so as to permit the Company to file periodic reports with the SEC according to SEC Rules

•          Company’s Covenants. The Company shall not cause any funds or assets of the Subsidiary to be paid or transferred to the Company, nor shall the Company cause the Subsidiary to issue any capital stock of any class or series or any options, warrants or rights to acquire capital stock of the Subsidiary whether for additional consideration or on conversion.

•          Spin Off of Subsidiary. The Manager shall use all reasonable efforts to cause a registration statement covering all of the outstanding common stock of the Subsidiary (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) and declared effective, so as to permit a distribution by the Company to the holders of its common stock of the common stock of the Subsidiary. Subject to the provisions of the Nevada General Corporation Law, the Company agrees that, immediately upon the declaration of effectiveness of the Registration Statement, it shall declare a dividend in the form of all of the shares of common stock of the Subsidiary, and that such dividend shall be payable to the holders of common stock of the Company (and not to holders of any other class of stock of the Company).

•          Expenses Associated with Registration and Spin Off. The Subsidiary shall be responsible for all expenses and liabilities incurred in connection with the declaration of the stock dividend resulting in the spin off of the Subsidiary, including, without limitation, fees and expenses of counsel and all filing and registration fees incurred in connection with the registration of the common stock with the SEC.

•: INDEMNIFICATION

•          Indemnification by Company. From and after the Closing, the Company shall indemnify and save Subsidiary, its officers and directors, and their respective successors, assigns, heirs and legal representatives (“Subsidiary Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim incurred by or asserted against any Subsidiary Indemnitee due to or resulting from a violation or default by Company with respect to any of Company’s covenants, obligations or agreements hereunder or any losses or expenses incurred in connection with, or payment by Subsidiary of, any debts, obligations or liabilities of Company arising after the Time of Closing.

•          Indemnification by Subsidiary and Principal Shareholder. From and after the Closing, Subsidiary and the Manager shall, jointly and severally, indemnify and save Company, its officers and directors, and their respective successors, assigns, heirs and legal representatives (“Company Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim, incurred by or asserted against any Company Indemnitee due to or resulting from a violation or default by Subsidiary with respect to any of Subsidiary’s covenants, obligations or agreements hereunder and any losses or expenses incurred in connection with, or payment by Company of the debts, liabilities and obligations assumed by the Subsidiary hereunder or the debts, liabilities and obligations of the Subsidiary arising after the Time of Closing.

•	Indemnification Procedures.

4

•          The party seeking indemnification (“Indemnified Party”) shall give the indemnifying party (“Indemnifying Party”) notice (a “Claim Notice”) of its indemnification claim which notice shall (i) be in writing, (ii) include the basis for the indemnification, and (iii) include the amount Indemnified Party believes is the amount to be indemnified, if reasonably possible.

•          Indemnifying Party shall be deemed to accept Indemnified Party’s claim unless, within twenty (20) business days after receipt of any Claim Notice, Indemnifying Party delivers to Indemnified Party notice of non-acceptance of the indemnification claim, which must (a) be in writing and (b) include the basis for the disagreement.

•          The parties shall attempt in good faith to resolve any issues concerning liability and the amount of such claim, and any issues which they cannot resolve within thirty (30) days after delivery of the notice of non-acceptance pursuant to Section 7.3(b) shall be settled by arbitration in accordance with the rules of the American Bar Association, by a sole arbitrator located in New York, NY or such other location as the parties shall agree, whose determination shall be final and binding on the parties hereto. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award legal fees, arbitration costs and other expenses, in whole or in part, to the prevailing party.

•: MISCELLANEOUS

•           Benefit. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, assignees, heirs and legal representatives.

•          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

•          Amendment, Modification and Waiver. Any Party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any Party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the Party or Parties to be charged.

•          Entire Agreement. This Agreement and the exhibits, schedules and other documents expressly provided hereunder or delivered herewith represent the entire understanding of the parties.

•          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)         If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(b)        If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

5

If to the Company, to:

Advance Technologies, Inc.
c/o American Union Securities, Inc.
Attn.: Peter D. Zhou
100 Wall Street, 15th Floor
New York, NY 10005
Telephone: 212-232-0120 X 228
Facsimile:	212-785-5867

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY 10533

Telephone: 914-693-3026

Facsimile:	914-693-1807

If to the Subsidiary or the Manager, to:

Infrared Systems International
c/o Gary Ball
15 N. Longspur Drive
The Woodlands, TX 77380

Telephone: 281-419-1955

Facsimile:

with a copy to (which shall not constitute notice):

Edward T. Swanson, Esq.

1135 17th Street #E

Santa Monica, CA 90403

Telephone: 310-315-2828

Facsimile: 310-828-6138

Each Party may change its address by written notice in accordance with this Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on May 24, 2007.

ADVANCE TECHNOLOGIES, INC.

By: /s/ Gary Ball

Gary Ball, President

INFRARED SYSTEMS INTERNATIONAL

By: /s/ Gary Ball

6

Gary Ball, President

7

                SCHEDULE 5.02(i)

Agreement re Operating Subsidiary Dividend

The undersigned investor (“Investor”), being a party to the Share Purchase and Merger Agreement dated May 24, 2007 by and among Advance Technologies, Inc. (the “Corporation”), American SXAN Biotech, Inc. and others (the “Merger Agreement”), hereby states and agrees as follows:

1.	The undersigned is a party to the Merger Agreement in the capacity of “Investor.”
2.	Pursuant to the terms of the Merger Agreement, the Investor will purchase shares of common stock of the Corporation.
3.

The Merger Agreement further provides that the assets and business of the Corporation will be transferred to its wholly owned subsidiary, Infrared Systems International (the “Subsidiary”) on the date of the Closing (as defined in the Merger Agreement) and that, upon satisfaction of certain conditions, the stock of the Subsidiary will be spun off to the holders of common stock and Series A Preferred Stock of the Corporation as a stock dividend (the “Subsidiary Stock Dividend”).

4.

As a condition to the consummation of the transactions contemplated in the Merger Agreement, the Investors have agreed to surrender to the Subsidiary the Subsidiary Stock Dividend which they receive as holders of common stock of the Corporation.

5.

In consideration of the mutual covenants and agreements set forth in the Merger Agreement, the Investor hereby directs the Corporation to deliver to the Subsidiary any certificate otherwise deliverable to the Investor by reason of the Subsidiary Stock Dividend, and further agrees that if the Investor receives a certificate representing ownership of stock of the Subsidiary, the Investor shall promptly surrender such certificate to the Subsidiary for cancellation.

6.

This Agreement shall be binding on the Investor and the Investor’s heirs, legal representatives, successors and assigns, including any transferee of the common stock of the Corporation held by the Investor; and this Agreement shall inure to the benefit of and shall be enforceable by the Subsidiary and its successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the ___ day of May, 2007.

Investor:

___________________________________

Print Name: Huakang Zhou

                SCHEDULE 5.03(m)

Gary E. Ball

Wendy Ball

15 North Longspur Drive

Woodlands, TX 77380

May ___, 2007

To: The Investors named on the Signature Page hereof

Re: Series A Preferred Shares of Advance Technologies, Inc.

Gentlemen:

We, Gary E. Ball and Wendy Ball (the “Principal Shareholders”), hold an aggregate of 11,329,700 shares of Series A Preferred stock of (the “Series A Shares”) of Advance Technologies, Inc., a Nevada corporation (the “Corporation”). Each Series A Share is convertible into one share of common stock of the Corporation (“Conversion Share”) at any time, at the option of the holder.

Pursuant to the Share Purchase and Merger Agreement dated May ___, 2007 (the “Merger Agreement”) by and among the Corporation, American SXAN Biotech, Inc., the Investors and others, the Corporation has agreed to transfer its business and assets as of the Closing Date (as defined in the Merger Agreement) to Infrared Systems International (the “Operating Subsidiary”) and, when the registration statement with respect to the shares of common stock of the Operating Subsidiary (“Registration Statement”) has become effective (as further described in Section 5.01 (d) of the Merger Agreement), to declare a dividend payable to the holders of the common stock and Series A Preferred Stock of the Corporation of all of the shares of the Operating Subsidiary (the “Spin-Off Transaction”).

As shareholders of the Corporation, the Principal Shareholders will benefit from the Spin-Off Transaction. In consideration thereof, the Principal Shareholders covenant and agree as follows:

1.

Each Principal Shareholder agrees not to convert his or her Series A Shares into Conversion Shares until the Registration Statement has become effective and the Corporation has increased its authorized Common Stock.

2.

Each Principal Shareholder agrees to execute an Irrevocable Voting Proxy in the form of Schedule A hereto with respect to the Conversion Shares. The Shareholder further agrees that his or her executed voting proxy shall be held by Robert Brantl, Esq. in escrow, and shall be dated and released by the escrow agent to the proxy holder or holders named in the proxy simultaneously with the issuance of the Conversion Shares to the Principal Shareholder.

3.

This Agreement shall be binding on the Principal Shareholders and their respective heirs and legal representatives and upon any transferee of the Series A Shares held by the Principal Shareholders; and shall inure to the benefit of the Investors and their respective heirs, legal representatives, successors and assigns, including transferees of the stock of the Corporation held by the Investors.

Very truly yours,

__________________________	___________________________
Gary E. Ball	Wendy Ball

The foregoing letter is addressed to the following individuals who are the parties to the Merger Agreement as the “Investors”:

Huakang Zhou

Schedule A - Form of Irrevocable Voting Proxy

PROXY

The undersigned hereby appoints Huakang Zhou, or any one of such individuals, proxy of the undersigned to vote at any meeting of the stockholders of ADVANCE TECHNOLOGIES, INC., a Nevada corporation (the "Company") or to express consent by such stockholders to a corporate action in writing without a meeting, in each case solely in respect of any matter that is brought before all of the holders of the Company's Common Stock to be voted on at any meeting of such holders of Common Stock of the Company, on behalf of and solely with respect to the shares of the Company’s Common Stock issued to the undersigned upon conversion by the undersigned of all or any number of the Company’s Series A Preferred Shares held by the undersigned The undersigned acknowledges that this proxy is coupled with an interest and is irrevocable for a period of one year from the date hereof.

___________________________________

Name:

Date: ___________, 2007

1